EXHIBIT 12


                       TOSCO CORPORATION AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES
                    (Thousands of Dollars, Except Ratio Data)
                                   (Unaudited)


                                                           Three Months Ended September 30,        Nine Months Ended September 30,
                                                                1997               1996                 1997            1996
                                                               --------           -------              -------        ---------
Income before income taxes                                     $172,536          $72,311             $293,346         $195,830

 Fixed charges to be added to income before income taxes:
   Interest expense, including amortization of debt expenses     39,664           27,177              109,608           64,764
   Distributions on company-obligated, mandatorily redeemable,
     convertible preferred securities                             4,313                                12,938
   Interest factor of rental expense                             10,281            8,595               25,972           19,602
                                                              -----------       -----------          -----------     -------------
 Earnings                                                     $ 226,794         $108,083             $441,864         $280,196
                                                              -----------       -----------          -----------     -------------
 Fixed charges:
   Interest expense, including amortization of debt expenses    $39,664          $27,177             $109,608         $ 64,764
   Interest capitalized                                             499              406                1,206            1,055
   Distributions on company-obligated, mandatorily redeemable,
     convertible preferred securities                             4,313                                12,938
      Interest factor of rental expense                          10,281            8,595               25,972           19,602
                                                              -----------       ------------        ------------     -------------
 Total fixed charges                                            $54,757          $36,178             $149,724          $85,421
                                                              -----------       ------------        ------------     -------------
 Ratio of earnings to fixed charges                                4.14             2.99                 2.95             3.28
                                                              ===========       ============        ============     =============

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                               TOSCO CORPORATION
                                                 (Registrant)


Date:  November 14, 1997                       By: /S/  JEFFERSON F. ALLEN
                                                   -----------------------
                                                      (Jefferson F. Allen)
                                                          President


                                               By: /S/  ROBERT I. SANTO
                                                   ----------------------
                                                      (Robert I. Santo)
                                                    Chief Accounting Officer